SUB-ADVISORY AGREEMENT

                            SCHWARTZ INVESTMENT TRUST


     This SUB-ADVISORY AGREEMENT (the "Agreement") is made as of April 30, 2003, by and among Schwartz Investment Trust, an Ohio business trust (the "Trust"), Schwartz Investment Counsel, Inc., a Michigan corporation (the "Adviser"), and JLB & Associates, Inc., a Michigan corporation (the "Sub-Adviser").

     WHEREAS, the Trust is an Ohio business trust registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and has been retained by the Trust to provide investment services to the Trust;

     WHEREAS, the Sub-Adviser also is an investment adviser registered under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Trust and the Adviser desire to retain the Sub-Adviser to furnish it with portfolio management services in connection with the Adviser's investment advisory activities on behalf of the Ave Maria Growth Fund (the "Fund"), a series of the Trust, and the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

     NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

     1. EMPLOYMENT OF THE SUB-ADVISER. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Adviser, the Trust and the Adviser hereby appoint the Sub-Adviser to manage the investment and reinvestment of the assets of the Fund, subject to the control and direction of the Adviser and the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Adviser hereby accepts such employment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation herein provided. The Sub-Adviser shall at all times maintain its registration as an investment adviser under the Investment Advisers Act of 1940 and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal. The Sub-Adviser shall for all purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

     2. DUTIES OF THE SUB-ADVISER. The Sub-Adviser will provide the following services and undertake the following duties:


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     a. The  Sub-Adviser  will manage the  investment  and  reinvestment  of the assets of the Fund, subject to and in accordance with the investment objectives, policies and restrictions of the Fund and any directions which the Adviser or the Trust's Board of Trustees may give from time to time with respect to the
Fund.  In  furtherance  of  the  forgoing,   the   Sub-Adviser   will  make  all
determinations with respect to the investment of the assets of the Fund and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same.

     b. The Sub-Adviser shall provide support to the Adviser with respect to the marketing of the Fund, including but not limited to: (i) permission to use the Sub-Adviser's name as provided in Section 5, (ii) permission to use the past performance and investment history of the Sub-Adviser as the same is applicable to the Fund, (iii) access to the individual(s) responsible for day-to-day management of the Fund for marketing conferences, teleconferences and other activities involving the promotion of the Fund, subject to the reasonable request of the Adviser, and (iv) permission to use biographical and historical data of the Sub-Adviser and individual manager(s).

     c. In the event of any reorganization or other change in the Sub-Adviser, its investment principals, supervisors or members of its investment (or comparable) committee, the Sub-Adviser shall give the Adviser and the Trust's Board of Trustees written notice of such reorganization or change within a reasonable time (but not later than 30 days) after such reorganization or change.

     d. The Sub-Adviser will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are undertaken by the Adviser or the Trust.

     e. The Sub-Adviser will manage the Fund and the investment and reinvestment of such assets so as to comply with the provisions of the 1940 Act, the current Prospectus and Statement of Additional Information of the Fund, and with Subchapter M of the Internal Revenue Code of 1986, as amended.

     3. COMPENSATION OF THE SUB-ADVISER.

     As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Adviser, the Adviser will pay to the Sub-Adviser a quarterly sub-advisory fee equal to 0.40% per annum of the average daily net assets of the Fund. The Sub-Adviser's fee will be reduced on a pro-rata basis to the extent the Adviser waives any of its advisory fees or reimburses expenses of the Fund.

     4. ACTIVITIES OF THE SUB-ADVISER. It is understood that the Sub-Adviser may perform investment advisory services for various other clients, including other investment companies. If requested by the Adviser, the Sub-Adviser will report (generally via conference call or in writing) to the Board of Trustees of the Trust (at regular quarterly meetings and at such other times as such Board of Trustees reasonably shall request) (i) information regarding any potential conflicts of interest arising by


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reason of its continuing  provision of advisory  services to the Fund and to its other accounts, and (ii) such other information as the Board of Trustees shall reasonably request regarding the Fund, the Fund's performance, the services provided by the Sub-Adviser to the Fund as compared to its other accounts and the plans of, and the capability of, the Sub-Adviser with respect to providing future services to the Fund and its other accounts. The Sub-Adviser agrees to submit to the Trust a statement defining its policies with respect to the allocation of business among the Fund and its other clients.

     The Sub-Adviser has supplied to the Adviser and the Trust copies of its Form ADV with all exhibits and attachments thereto and will hereafter supply to the Adviser, promptly upon the preparation thereof, copies of all amendments or restatements of such document.

     The Sub-Adviser has also delivered to the Adviser and the Trust copies of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the "Code"). If in the opinion of counsel to the Trust, the code of ethics does not satisfy the requirements of Rule 17j-1, the Sub-Adviser will adopt a code of ethics that does. The Sub-Adviser shall promptly furnish the Adviser and Trust with all amendments or supplements to its code of ethics at least annually. On a quarterly basis, the Sub-Adviser shall report to the Adviser and the Board on compliance by the access persons of the Fund with its Code of Ethics, and upon the written request of the Adviser or the Trust, the Sub-Adviser shall permit the Adviser and the Trust, or their respective representatives to examine the reports required to be made to the Sub-Adviser by the access persons of the Fund under such code.

     5. USE OF NAMES. Neither the Adviser nor the Trust shall use the name of the Sub-Adviser in any prospectus, sales literature or other material relating to the Adviser or the Trust in any manner not approved in advance by the Sub-Adviser; provided, however, that the Sub-Adviser will approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld. The Sub-Adviser shall not use the name of the Adviser or the Trust in any material relating to the Sub-Adviser in any manner not approved in advance by the Adviser or the Trust, as the case may be; provided, however, that the Adviser and the Trust shall each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

     6. LIMITATION OF LIABILITY OF THE SUB-ADVISER. The Sub-Adviser shall not be liable for any mistake of judgment or otherwise, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Adviser, the Trust or to any shareholder to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder. As used in this


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Section 6, the term  "Sub-Adviser"  shall include the Sub-Adviser  and/or any of its affiliates and the directors, officers and employees of the Sub-Adviser and/or any of its affiliates.

     7. LIMITATION OF TRUST'S LIABILITY. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. The Sub-Adviser agrees that (i) the Trust's obligations to the Sub-Adviser under this Agreement (or indirectly under the Investment Advisory Agreement between the Trust and the Adviser) shall be limited in any event to the assets of the Fund and (ii) the Sub-Adviser shall not seek satisfaction of any such obligation from the holders of shares of the Fund nor from any Trustee, officer, employee or agent of the Trust.

     8. FORCE MAJEURE. The Sub-Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Sub-Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     9. RENEWAL, TERMINATION AND AMENDMENT.

     a. This Agreement shall become effective on the date of its execution and shall remain in force for a period of two (2) years from such date, and from year to year thereafter provided that such continuance is specifically approved by the parties and, in addition, by (i) the vote of the holders of a majority of the outstanding voting securities (as herein defined) of the Fund or by vote of a majority of the Trust's Board of Trustees and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

     b. This Agreement may be terminated at any time, without payment of any penalty, (i) by the Adviser if the Fund receives an exemptive order issued by the Securities and Exchange Commission permitting the Adviser to enter into and materially amend sub-advisory agreements of the Trust, without shareholder approval subject to oversight of the Trust's Board of Trustees ("Exemptive Order"), by the Trust's Board of Trustees or by a vote of the majority of the outstanding voting securities of the Fund, in any such case upon not less than 60 days' prior written notice to the Sub-Adviser and (ii) by the Sub-Adviser upon not less than 60 days' prior written notice to the Adviser and the Trust. This Agreement shall terminate automatically in the event of (A) its assignment or (B) the termination of the Investment Advisory Agreement between the Trust and the Adviser.

     c. This Agreement may be amended at any time by the parties hereto, subject to approval by the Trust's Board of Trustees and, or by the Adviser, subject to oversight by the Trust's Board of Trustees, if the Fund receives an Exemptive Order and, if required by


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applicable SEC rules and regulations,  a vote of the majority of the outstanding voting securities of the Fund.

     d. The terms "assignment," "interested persons" and "majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

     10. SEVERABILITY. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     11. NOTICE. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Adviser for this purpose shall be 3707 West Maple Road, Bloomfield Hills, Michigan 48301 and that the address of the Sub-Adviser shall be 44670 Ann Arbor Rd., Suite 190, Plymouth, Michigan 48170.

     12. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Michigan. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.



  SCHWARTZ INVESTMENT TRUST               SCHWARTZ INVESTMENT COUNSEL, INC.

  By: /s/ George P. Schwartz              By: /s/ George P. Schwartz
      ------------------------                ------------------------
  Name: George P. Schwartz                Name: George P. Schwartz

  Title: President                        Title: President


  JLB & ASSOCIATES, INC.

  By: /s/ James L. Bashaw
      ------------------------
  Name: James L. Bashaw

  Title: President